CGIP

                                                 Paris, le July 10, 1998



                                        MORGAN GUARANTY TRUST COMPANY
                                        OF NEW YORK
                                        60 Wall Street
                                        NEW YORK, N.Y. 10260-0060

                                        c/o Mr Bertrand de VILLENEUVE
                                        Paris Branch
                                        14 place Vendome
                                        75001 PARIS


In connection with the Equity Swap Transaction (the "Swap Transaction") dated July 10, 1998, between Compagnie Generale d'Industrie et de Participations ("CGIP") and Morgan Guaranty Trust Company of New York ("Morgan"), relating to 6 599 577 shares of common stock of CROWN CORK AND SEAL (the "Shares"), CGIP convenants that during the term of the Swap Transaction:

(i) CGIP will no later than the Effective Date of the Swap Transaction transfer the Shares to a brokerage account maintained at J.P. Morgan Securities Inc. in the name of CGIP and CGIP shall maintain the Shares in such account;

(ii) CGIP will not create, incur, assume, of suffer to exist any mortgage, pledge, security interest, incumbrance, lien or charge of any kind whatsoever, with respect to the Shares; and

(iii) Except pursuant to the Swap Transaction, CGIP will not, directly or indirectly, sell the Shares (including any short sales) or enter into any agreement, contract, arrangement or understandings to sell or purchase or sell any put or call options or other derivative transactions with respect to the Shares or enter into any agreements, contracts, arrangements or understandings providing for the alteration of CGIP's investment risk with respect to the Shares.

CGIP agrees that the failure to comply with any of the covenants contained herein shall be deemed to be a breach of an agreement or covenant which will give rise to an Early Termination Event under the Master Agreement dated as of November 5, 1996 between CGIP and Morgan and CGIP shall be deemed to be a Defaulting Party thereunder.

CGIP


Morgan acknowledges the consent of CROWN CORK AND SEAL to the Swap Transaction attached as annex A hereto. Morgan hereby agrees to abide by the terms of such consent applicable to Morgan.

Any capitalized terms not defined herein shall have the meaning given to such terms in the Swap Transaction.

                                        COMPAGNIE GENERALE D'INDUSTRIE
                                        ET DE PARTICIPATIONS - CGIP


Attached                                By: /s/ JANODET
                                            -----------------------------------
                                             Name:  JANODET
                                             Title:  Executive Vice-President



                                        By: /s/ MOULIN
                                            -----------------------------------
                                             Name:  MOULIN
                                             Title:


MORGAN GUARANTY TRUST COMPANY
OF NEW YORK


By: /s/ JEROME LAZARE
    ------------------------------
    JEROME LAZARE
    VICE PRESIDENT